Exhibit 5.1
[On First Commonwealth Financial Corporation Letterhead of Matthew C. Tomb]

May 13, 2020

First Commonwealth Financial Corporation
601 Philadelphia St.
Indiana, PA 15701

Re: Registration Statement on Form S-8
First Commonwealth Financial Corporation Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

I have acted as counsel to First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 1,000,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”), to be issued under the Plan.

In connection with this opinion, as counsel for the Company, I have examined the Registration Statement and such corporate records, documents, and other instruments of the Company as I have deemed necessary.

Based on the foregoing, in my opinion, the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and amendments thereto.

Very truly yours,

/s/ Matthew C. Tomb

Matthew C. Tomb,
Executive Vice President, Chief Risk Officer
      and General Counsel.